Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 15, 2007, accompanying the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of SFAS 123R), and our report dated March 15, 2007 on management’s assessment of the effectiveness of internal control over financial reporting, included in the Annual Report of USA Mobility, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of USA Mobility, Inc. on Form S-8 (File No. 333-125142).
/s/ GRANT THORNTON LLP
McLean, Virginia
March 15, 2007